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                                                                  EXHIBIT 11.1

                           MULTICOM PUBLISHING, INC.
                       COMPUTATION OF NET LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARES

                                                THREE MONTHS       THREE MONTHS
                                                   ENDED              ENDED
                                                SEPTEMBER 30,      SEPTEMBER 30,
                                                    1996               1995
                                                -------------      ------------
                                                 (UNAUDITED)        (UNAUDITED)
Net loss                                        $(1,528,546)       $(1,305,469)
                                                ===========        ===========
Applicable common shares:
      Average outstanding during the period       5,612,169          3,475,139
      Average mandatorily redeemable stock
         outstanding                                     --            825,000
      Outstanding stock options(1)                       --            676,796
                                                -----------        -----------
Weighted average number of common shares          5,612,169          4,976,935
                                                ===========        ===========
Net loss per common share                       $     (0.27)       $     (0.26)
                                                ===========        ===========

(1) Based on the treasury stock method.